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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SITEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SITEL CORPORATION
111 South Calvert Street, Suite 1900
Baltimore, Maryland 21202

March 29, 2002

Dear Stockholder:

        It is our pleasure to invite you to your Company's Annual Meeting of Stockholders in Omaha on May 3, 2002. In the following pages you will find information about the meeting and a Proxy Statement.

        If you cannot be with us in person, please be sure to vote your shares by proxy. To vote by proxy, please mark, sign and date the enclosed proxy card and return it in the enclosed return envelope, or vote via the Internet or by telephone. Your prompt return of the proxy card or prompt vote via the Internet or by telephone will help the Company avoid additional solicitation costs. In person or by proxy, your vote is important.

                      Sincerely yours,

                      James F. Lynch
                       Chairman of the Board

SITEL CORPORATION
111 South Calvert Street, Suite 1900
Baltimore, Maryland 21202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held Friday, May 3, 2002

To the Stockholders of
SITEL Corporation

        The annual meeting of stockholders of SITEL Corporation will be held on Friday, May 3, 2002, at 9:30 a.m. Central Daylight Savings Time, at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, for the following purposes:

  1.
  To elect two directors for a three-year term.

  2.
  To ratify the selection of KPMG LLP as the Company's independent auditors for 2002.

  3.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        The Board of Directors of the Company has fixed the close of business on March 6, 2002 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting.

                      Teresa A. Beaufait
                       Corporate Secretary

March 29, 2002

  PLEASE MARK, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR YOUR USE, OR VOTE YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. THE PROXY WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

SITEL CORPORATION
111 South Calvert Street, Suite 1900
Baltimore, Maryland 21202

PROXY STATEMENT

Annual Meeting of Stockholders to be held May 3, 2002

        This Proxy Statement is furnished by SITEL Corporation, a Minnesota corporation ("SITEL" or the "Company") to holders of shares of its Common Stock, par value $.001 per share ("Common Stock"). The Board of Directors of the Company is soliciting proxies for use at the Annual Meeting of Stockholders of the Company to be held on May 3, 2002 at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, commencing at 9:30 a.m., Central Daylight Savings Time, and at any adjournments or postponements of the meeting (the "meeting"). Holders of record of the Common Stock at the close of business on March 6, 2002 are entitled to vote at the meeting.

PROXIES

        The Company will bear all costs of this solicitation. Stockholders' proxies will be received and counted by or under the direction of the Company's Secretary.

        If the accompanying Proxy is properly signed and returned to the Company or if the Proxy is voted via the Internet or by telephone, and such Proxy is not revoked, the shares covered by the Proxy will be voted in accordance with the instructions in the Proxy (unless an irrevocable proxy is already on file with the Secretary of the Company for the same shares). Unless contrary instructions are given in the Proxy, the persons designated as proxies in the accompanying Proxy will vote for approval of the Resolutions set forth in this Proxy Statement at the meeting. The accompanying Proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a duly executed Proxy bearing a later date, filed with the Secretary of the Company prior to the meeting. If a stockholder who has given a Proxy is present at the meeting and wishes to vote in person, the stockholder may withdraw the Proxy at that time. Any irrevocable proxy on file with the Secretary of the Company which has been given by a stockholder whose stock is subject to a Voting Agreement in favor of James F. Lynch will control as to voting on matters covered by such irrevocable proxy and be used in place of any Proxy in the accompanying form which is returned for the same shares.

        This Proxy Statement and the accompanying Proxy are first being sent to the holders of Common Stock on or about March 29, 2002.

VOTING AT THE MEETING

        At the close of business on March 6, 2002, the Company had outstanding 74,357,431 shares of Common Stock. Each such share of Common Stock is entitled to one vote upon each matter to be voted upon at the meeting.

        A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. Shares represented by proxies that are marked "abstain" as to a matter will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be counted as shares present for purposes of determining the presence of a quorum, but will not be considered as shares entitled to vote at the meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

        The two nominees receiving the highest vote totals will be elected as directors at the meeting. This means abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters will be decided by the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

COMMON STOCK OWNED BY
CERTAIN BENEFICIAL OWNERS AND BY EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth certain information as of March 6, 2002 with respect to the beneficial ownership of the Common Stock (i) by each person or group who, to the knowledge of the Company, was the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Common Stock, (ii) by each of the Company's executive officers and directors, and (iii) by all executive officers and directors of the Company as a group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
State of Wisconsin Investment Board (2)	12,267,500	16.50%
James F. Lynch (3)(4)(5)	10,801,882	14.52%
Rohit M. Desai (5)(6)	5,582,671	7.51%
Ida Eggens Kruithof (2)	5,558,048	7.47%
Private Equity Investors IV, L.P. (6)	5,555,671	7.47%
Antoon Vanparys (5)	624,184	*
Phillip A. Clough (5)	299,902	*
George J. Kubat (5)(7)	198,913	*
Kelvin C. Berens (5)(8)	139,451	*
Mathias J. DeVito (9)	105,943	*
Bill L. Fairfield (5)	94,380	*
James E. Stevenson (5)	68,500	*
Dale R. Schuster (5)	31,500	*
Dale W. Saville (5)	26,000	*
All executive officers and directors as a group (11 persons)	17,973,326	23.86%

*
Less than 1%

(1)
The address of the State of Wisconsin Investment Board, an institutional holder, is P.O. Box 7842, Madison, Wisconsin 53707. The address of Ida Eggens Kruithof is Villa del Sole A No. 1, 8, Avenue Saint Roman, MC 98000 Monaco. The address of Private Equity Investors IV, L.P., an institutional holder, is 540 Madison Avenue, New York, New York 10022.

(2)
Based on a Schedule 13G filing for the year ended December 31, 2001.

(3)
Includes 4,978,482 shares owned by other stockholders over which Mr. Lynch exercises voting control pursuant to a Voting Agreement. The Voting Agreement grants Mr. Lynch the right to vote all shares of Common Stock held by the stockholders signatory to the Voting Agreement in the manner directed by Mr. Lynch. Mr. Lynch acquires voting control over additional shares which are issued pursuant to the Company's 1995 stock option plans until such shares are sold by the holders thereof into the public market.

(4)
Includes 264,295 shares held by two 501(c)(3) organizations established by Mr. Lynch. Mr. Lynch has shared voting and/or investment power with respect to these shares but disclaims beneficial ownership.

(5)
Includes the following shares which may be acquired under stock options which are exercisable currently or within 60 days: Mr. Lynch—20,000; Mr. Desai—22,000; Mr. Vanparys—275,000; Mr. Clough—299,902; Mr. Kubat—94,200; Mr. Berens—88,200; Mr. Fairfield—88,200; Mr. Stevenson—30,000; Mr. Schuster—29,000; and Mr. Saville—20,000. Upon exercise, voting control over shares issued pursuant to the Company's 1995 stock option plans will be held by Mr. Lynch pursuant to a Voting Agreement. This table does not include shares which may be acquired under options that are not exercisable currently and which would become exercisable within 60 days only if the average closing price of the Common Stock is $9.00 or more per share for a specified period during such 60 days.

(6)
Based on a Schedule 13G filing for the year ended December 31, 2001. Pursuant to Rule 13d-4 under the Exchange Act, Rohit M. Desai disclaims beneficial ownership of these shares owned by Private Equity Investors IV, L.P.

(7)
Includes 20,000 shares owned by a partnership for members of Mr. Kubat's immediate family. Mr. Kubat shares voting and/or investment power but disclaims beneficial ownership of these shares. Also includes 3,000 shares held by Mr. Kubat's spouse. Mr. Kubat disclaims beneficial ownership of these shares.

(8)
Includes 100 shares owned by Mr. Berens' spouse. Mr. Berens disclaims beneficial ownership of these shares. Also includes 51,151 shares held by the Kelvin C. Berens Trust dated September 23, 1991, a trust established for his immediate family members over which Mr. Berens exercises sole voting and investment power.

(9)
Includes 100,000 shares held by the DeVito Family Limited Partnership, a partnership established for Mr. DeVito's family members over which Mr. DeVito exercises voting and investment power.

ITEM 1: BOARD OF DIRECTORS AND ELECTION

        The Company's Board of Directors is comprised of nine directorships divided into three classes whose terms expire in consecutive years. Each class of directors serves a three-year term. Classes I, II and III each have three directorships. Six directors are currently serving on the Board. There is a vacant directorship in each of Classes I, II and III. The Board expects to fill such vacancies at a later date, and to fill one or more of such vacancies by appointing a non-employee independent director.

        The terms of Class I directors Bill L. Fairfield and Rohit M. Desai expire at this meeting. The Board of Directors has nominated Bill L. Fairfield and Rohit M. Desai for re-election to the Board for terms expiring at the annual stockholders meeting in 2005.

        The principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director are listed below.

        Class I directors whose current terms expire at this meeting and are nominees for re-election.

  BILL L. FAIRFIELD—Nominee—Omaha, Nebraska.

  Mr. Fairfield has been a director since July 1995 and became Executive Vice President, Business Development in March 2002. Since January 2000, Mr. Fairfield has been the Chairman of DreamField Partners, Inc., a management services firm based in Omaha. Mr. Fairfield was the Chief Executive Officer and President of Inacom Corp., a marketer and distributor of information technology products and services, from its inception in 1982 to October 1999 and the Chairman of Inacom Corp. from September 1999 through January 2000. Mr. Fairfield is currently a director of The Buckle, Inc. He is 55 years old.

  ROHIT M. DESAI—Nominee—New York, New York.

  Mr. Desai has been a director since April 2000. Since 1984, Mr. Desai has been the Chairman and President of Desai Capital Management Incorporated, an institutionally funded equity investment firm that provides capital for management buyouts, acquisitions, and growth investments. Prior to forming Desai Capital Management Incorporated in 1984, Mr. Desai spent 20 years with Morgan Guaranty Trust, an affiliate of J.P. Morgan, where he managed an equity linked investment fund. Mr. Desai is also a director of The Rouse Company, Independence Community Bank, and Finlay Enterprises, Inc. He is 63 years old.

        Class II directors whose current terms expire at the 2003 annual stockholders meeting:

  KELVIN C. BERENS—Omaha, Nebraska.

  Mr. Berens has been a director since July 1995 and previously served as a director from shortly after the Company's inception until April 1995. Since 1985, Mr. Berens has been the Managing Partner of Berens & Tate, P.C., a labor and employment law firm based in Omaha. Berens & Tate, P.C. provides legal services to the Company in the areas of labor and employment law. He is 50 years old.

  GEORGE J. KUBAT—Omaha, Nebraska.

  Mr. Kubat has been a director since July 1995. Since 1992, Mr. Kubat has been the Chief Executive Officer and President of Phillips Manufacturing Co., a metal fabricating company based in Omaha. From 1969 to 1992, Mr. Kubat served in various positions with Coopers & Lybrand, most recently as Tax Partner In Charge of the Omaha, Nebraska office. He is 56 years old.

        Class III directors whose current terms expire at the 2004 annual stockholders meeting:

  JAMES F. LYNCH—Omaha, Nebraska.

  Mr. Lynch founded SITEL in 1985, has served as Chief Executive Officer since April 2001, and has served as Chairman and a director since the Company's inception. Mr. Lynch previously served as Chief Executive Officer from SITEL's inception to January 1997. He is 52 years old.

  MATHIAS J. DEVITO—Ruxton, Maryland.

  Mr. DeVito has been a director since June 2001. Since 1997, Mr. DeVito has been Chairman Emeritus of The Rouse Company, a real estate development firm. From 1995 to 1997, Mr. DeVito was Chairman of the Board of The Rouse Company, and he previously served as its Chief Executive Officer, among other positions. Prior to joining The Rouse Company in 1970, Mr. DeVito was a partner for eleven years with the Piper & Marbury law firm, and served for two years as the Assistant Attorney General of the State of Maryland. Mr. DeVito is also a director of US Airways Group, Inc. He is 71 years old.

        Mr. Desai was appointed to the Board of Directors upon the closing of Private Equity Investors IV, L.P.'s ("PEI IV") purchase of 5,555,671 shares of outstanding Company Common Stock in 2000. PEI IV is an affiliate of Desai Capital Management Incorporated. The Company agreed to nominate an individual designated by PEI IV and approved by the Company and to solicit proxies for the election of such nominee to the Board so long as PEI IV beneficially owns, in the aggregate, at least 2,222,269 shares of the Company's Common Stock.

        On June 16, 2000, after Mr. Fairfield was no longer an officer of Inacom Corp., Inacom Corp. and its affiliates filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the District of Delaware.

        Proxies received by the Board of Directors will be voted "FOR" the election of the above nominees unless stockholders direct that their vote be withheld from one or more of such nominees. If any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority to vote the proxies for a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named above.

DIRECTORS MEETINGS AND COMPENSATION

Board and Committee Meetings

        The Board of Directors meets on a regularly scheduled basis. During 2001, the Board met 11 times. Each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which he served. The Board also acted by unanimous written consent between regularly scheduled and special meetings.

        The Audit Committee assists the Board in monitoring (1) the quality and integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements relating to the Company's financial reporting practices and processes, and (3) the independence and performance of the Company's independent auditors. The Audit Committee recommends to the Board the independent auditors to be selected by the Board. Members of the Audit Committee, which met five times during 2001, are George J. Kubat (Chairman), Kelvin C. Berens, Rohit M. Desai, and Mathias J. DeVito.

        The Compensation Committee determines executive officers' salaries and bonuses and administers the Company's stock option plans (except for the Amended and Restated SITEL Corporation 1995 Non-Employee Directors Stock Option Plan which is administered by employee directors). Members of the Compensation Committee, which met four times during 2001 and acted by unanimous written consent at other times, are Rohit M. Desai (Chairman), George J. Kubat, and Mathias J. DeVito.

        The Company does not have a standing Nominating Committee.

Director Compensation

        Non-employee directors are compensated for their service on the Board. They receive an annual retainer of $20,000, a non-employee Chairman of the Board receives an additional $15,000 annual retainer, and the chairmen of the two Board committees each receive an additional $3,000 annual retainer. The annual retainers are payable quarterly beginning at the time of the annual stockholders meeting. Non-employee directors also receive $1,000 per regular or special meeting of the Board or committee attended. They are granted options to purchase 10,000 shares of Common Stock annually at the time of the annual stockholders meeting, pursuant to the SITEL Corporation 1999 Stock Incentive Plan. At least 50% (and up to 100% as elected by the director) of a non-employee director's annual retainer compensation is paid in Common Stock pursuant to the Incentive Plan. This Common Stock is restricted against transfer for six months after issuance. A non-employee director may elect to defer all or part of his compensation pursuant to the 2001 Nonemployee Director Compensation Plan. The deferred compensation is credited to the director's deferred compensation account in phantom stock units of Common Stock. The value of a director's deferred compensation account is payable in Common Stock in a lump sum following the termination of the director's service on the Board or as designated in the director's deferral election.

        The Incentive Plan permits discretionary grants of additional options to the non-employee directors. No discretionary grants occurred in 2001.

Compensation Committee Interlocks and Insider Participation; Certain Transactions

        The Compensation Committee members are Rohit M. Desai (Chairman), George J. Kubat, and Mathias J. DeVito, all non-employee directors.

        Kelvin C. Berens is the Managing Partner and owner of more than 10% of the voting stock in the Berens & Tate, P.C. law firm. The Company engaged Berens & Tate to provide legal services in the areas of labor and employment law during 2001 and expects to continue to engage the firm for such services. The Company paid Berens & Tate $530,542 in fees during 2001.

        In April 2000, the Company entered into a consulting agreement with DreamField Partners, Inc., a company owned by Bill L. Fairfield, a director of the Company. The consulting arrangement was modified in December 2000 and in April 2001. Under this agreement as last modified, DreamField Partners, Inc. provided consulting and advisory services to the Company for the equivalent of approximately 20 days per month for a monthly retainer of $33,333 plus expense reimbursement. The consulting arrangement was to continue month to month until terminated by either party. The Company paid DreamField Partners, Inc. $397,499 in fees during 2001. The consulting arrangement terminated in March 2002 when Mr. Fairfield became an executive officer of the Company.

        In connection with the assignment of Antoon Vanparys from Brussels, Belgium to Baltimore, Maryland in November 1999, the Company extended a loan for the purchase of his Baltimore residence. The maximum amount outstanding under this loan during 2001 and the total balance as of December 31, 2001 was $109,212, including accrued interest at 5.42% per annum. Under the terms of his separation agreement, Mr. Vanparys continues to have the right (exercisable in August 2002) to elect to transfer title to his Baltimore residence to the Company in satisfaction of the loan extended by the Company for the purchase of the residence. The Company has a similar right to elect to have Mr. Vanparys transfer the residence to the Company in satisfaction of such loan.

Annual Compensation

        Summary Compensation Table.    The following table sets forth information regarding annual and long-term compensation for the chief executive officer and the other four most highly compensated executive officers of the Company in office as of December 31, 2001 (collectively, the "Named Executive Officers").

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Stock Options (Number of Shares)(3)	All Other Compensation (4)
James F. Lynch Chairman and Chief Executive Officer	2001 2000 1999	388,461 400,000 342,308	— — —	— — —	100,000 — —	936,929 1,092,596 121,165
Antoon Vanparys (5) Executive Vice President	2001 2000 1999	300,000 300,000 244,230	— — —	74,721 36,065 216,133	30,000 50,000 250,000	— — —
Dale W. Saville (6) Executive Vice President	2001 2000	230,000 35,385	— —	37,016 —	— 100,000	— —
Dale R. Schuster (6) Executive Vice President	2001 2000 1999	212,423 175,000 94,358	— 136,536 50,000	— — —	55,000 15,000 30,000	— — —
James E. Stevenson (6) Executive Vice President and Chief Financial Officer	2001 2000 1999	186,539 130,000 37,500	25,000 30,000 5,000	— — —	70,000 — 50,000	— — —
Phillip A. Clough (7) Former Chief Executive Officer	2001 2000 1999	134,615 496,154 300,000	— — —	— — —	65,000 125,000 275,000	500,000 — —

(1)
Represents bonus payments paid after year-end to the Named Executive Officer for such year.

(2)
For Mr. Vanparys, in 2001 represents $36,065 for a housing allowance, $13,624 for travel costs to and from Belgium, and $25,032 for associated taxes paid by the Company; in 2000, represents a housing allowance paid by the Company; and in 1999, represents expenses paid by the Company in connection with Mr. Vanparys' relocation from Belgium to Baltimore, including $193,411 (grossed up to include income taxes) for costs incurred to wind up Mr. Vanparys' consultancy firm in Belgium, $12,722 for moving expenses, and $10,000 for a housing allowance. For Mr. Saville, represents relocation costs and associated taxes paid by the Company.

(3)
All of the options granted in 2000 and 2001 were for shares of Common Stock pursuant to the SITEL Corporation 1999 Stock Incentive Plan (the "Incentive Plan"). All of the options granted in 1999 were for shares of Common Stock pursuant to the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan (the "Employee Plan"), except options for 200,000 shares granted to Mr. Vanparys pursuant to the Incentive Plan.

(4)
For Mr. Lynch, in 2001 represents $866,020 in previously deferred compensation paid out in 2001 from the Company's Executive Wealth Accumulation Plan and $70,909 in split-dollar life insurance interest-free loans; in 2000 represents $961,667 accrued pursuant to Mr. Lynch's employment agreement as a result of the termination of such employment effective December 31, 2000, which amount was paid to Mr. Lynch on March 16, 2001, $70,909 in split-dollar life insurance interest-free loans and $60,020 interest accrued on amounts accumulated by Mr. Lynch under the Executive Wealth Accumulation Plan; and in 1999 represents $70,909 in split-dollar life insurance interest-free loans and $50,026 interest accrued on amounts accumulated by Mr. Lynch under the Executive Wealth Accumulation Plan. For Mr. Clough, represents $500,000 paid or accrued pursuant to his separation agreement in connection with the termination of his employment.

(5)
Mr. Vanparys resigned from the Company effective January 25, 2002. Mr. Vanparys' separation agreement provides for salary continuation for eighteen months, payment of relocation costs, and continued put and call options regarding Mr. Vanparys' Baltimore residence. Mr. Vanparys retained certain options to purchase 200,000 shares of Common Stock granted to him with an exercise price of $4.00, which became immediately exercisable. All other options held by Mr. Vanparys terminated or will terminate according to their terms and conditions as existed prior to his resignation. Mr. Vanparys agreed not to compete with the Company for 18 months.

(6)
Messrs. Schuster, Stevenson and Saville joined the Company in May 1999, September 1999, and October 2000, respectively.

(7)
Mr. Clough resigned from the Company effective April 1, 2001. Mr. Clough's separation agreement provided for salary continuation for one year. Mr. Clough retained options to purchase 765,000 shares of Common Stock granted to him with exercise prices ranging from $3.50 to $9.75 according to their terms and conditions as existed prior to his resignation. All other options held by Mr. Clough terminated as of April 1, 2001 according to their terms and conditions.

Employment Agreements

        Antoon Vanparys.    Mr. Vanparys' employment agreement was entered into in connection with his assignment to Baltimore, Maryland in November 1999. The agreement had a term of two and one half years through April 30, 2002. Mr. Vanparys was entitled to an annual base salary of $250,000 and to participate in the Company's bonus program for senior executives on the terms established by the Compensation Committee for each year. The Company agreed to pay costs associated with Mr. Vanparys' relocation from Belgium, including travel and moving expenses, a monthly housing allowance, costs to wind up Mr. Vanparys' consultancy firm, entry and work visas, relocation firm assistance, expatriate tax assistance, and a dislocation allowance, and agreed to extend Mr. Vanparys a loan to assist in purchasing a Baltimore home. The Company and Mr. Vanparys each could terminate the agreement upon 30 days notice. Upon the termination of Mr. Vanparys' assignment to the U.S., other than for cause or voluntary resignation, the Company was committed to continued employment with the Belgium subsidiary for six months and to endeavor to repatriate Mr. Vanparys to a commensurate assignment and pay certain costs associated with Mr. Vanparys' relocation to Belgium; if a commensurate assignment was not available, the Company was to continue to pay Mr. Vanparys his base salary for 12 months following the termination of his employment. If the agreement was terminated for cause or by voluntary resignation, the Company was not responsible for expenses to repatriate Mr. Vanparys to Belgium. Mr. Vanparys had the right to elect to transfer title to his Baltimore, Maryland home to the Company in satisfaction of the loan extended by the Company for the purchase of the home upon termination of the agreement other than for cause or voluntary resignation and the Company had a similar right to elect to have Mr. Vanparys transfer the

Baltimore, Maryland home to the Company in satisfaction of such loan upon any termination of the agreement. Mr. Vanparys resigned from the Company in January 2002. See the footnotes to the Summary Compensation Table for a description of terms of Mr. Vanparys' separation agreement, which replaced his employment agreement.

        Dale W. Saville.    The Company and Mr. Saville entered into an amended and restated employment agreement effective October 30, 2001. The agreement has a one year term through October 29, 2002 and provides for an annual base salary of $230,000. Mr. Saville is also entitled to participate in the Company's bonus program for senior executives on the terms established by the Compensation Committee for each year. If Mr. Saville's employment terminates because of death or disability, he is entitled to his base salary, bonus, and other compensation and benefits up to the date of termination. If he terminates his employment because of an adverse change in his base salary, or responsibility level, or the Company terminates his employment without cause, he is entitled to such severance benefits, if any, as are then provided by the Company to its Executive Vice Presidents under Company policies or programs for senior executive officers in effect at such time. If his employment is terminated by the Company within three months after a change of control, he is entitled to continued payments of base salary (at the annual rate specified above) for 12 months, reduced by the amount of any salary received from any other employer during that period. If his employment is terminated for cause or by voluntary resignation, he is entitled to his base salary and benefits up to the date of termination. Mr. Saville may terminate the employment agreement by providing 30 days' written notice of resignation. Mr. Saville has agreed by separate agreement not to compete against the Company for 12 months after termination of employment.

        Dale R. Schuster.    The Company and Mr. Schuster entered into an amended and restated employment agreement effective January 1, 2002. The agreement has a one year term through December 31, 2002 and provides for an annual base salary of $210,000. Mr. Schuster is also entitled to participate in the Company's bonus program for senior executives on the terms established by the Compensation Committee for each year. If Mr. Schuster's employment terminates because of death or disability, he is entitled to his base salary, bonus, and other compensation and benefits up to the date of termination. If he terminates his employment because of an adverse change in his base salary, or responsibility level, or if the Company terminates his employment without cause, he is entitled to such severance benefits, if any, as are then provided by the Company to its Executive Vice Presidents under Company policies or programs for senior executive officers in effect at such time. If his employment is terminated by the Company within three months after a change of control, he is entitled to continued payments of base salary (at the annual rate specified above) for 12 months, reduced by the amount of any salary received from any other employer during that period. If his employment is terminated for cause or by voluntary resignation, he is entitled to his base salary and benefits up to the date of termination. Mr. Schuster may terminate the employment agreement by providing 30 days' written notice of resignation.

Benefit Plans

        Stock Option Plan for Replacement of Existing Options ("Replacement Plan") and Stock Option Plan ("EEB Replacement Plan"). Under the Replacement Plan, options for 4,541,780 shares were granted in 1995, with an option price of $.0025 per share, as replacements for 3,110,000 options outstanding at February 28, 1995. Under the EEB Replacement Plan, options for 7,381,720 shares were granted in 1995, with an option price of $.0025 per share, as replacements for 12,655,000 units outstanding at February 28, 1995 under the Company's employee equity benefit plan ("EEB Plan"). With respect to both of these plans, the options were exercisable in five equal annual installments from January 1996 to May 2000 (or May 2001 in certain cases) and were vested as of the date of the grant. The Company recorded these options at the estimated fair value at date of grant ($2.91), with a corresponding charge to special compensation expense totaling $34.6 million. No further options may be granted under these two plans.

        1995 Employee Stock Option Plan ("Employee Plan").    The Employee Plan provided for the granting of various types of incentive awards (including incentive stock options, nonqualified options, stock appreciation rights, restricted shares, and performance shares or units) for the issuance of up to an aggregate of 9,800,000 shares of Common Stock to employees and independent consultants of the Company and its subsidiaries. Vesting terms varied with each grant, and option terms could not exceed ten years. Option prices, set by the Compensation Committee of the Board of Directors, could not be less than the fair market value at date of grant for incentive stock options or less than par value for nonqualified stock options. The Employee Plan was replaced by the 1999 Stock Incentive Plan. No further options may be granted under the Employee Plan.

        1995 Non-Employee Directors Stock Option Plan ("Directors Plan").    The Directors Plan provided for automatic, formula grants of nonqualified options to each non-employee director of the Company. Each non-employee director was granted options to purchase 18,000 shares of Common Stock upon election or re-election to a three-year term on the Board of Directors. Options vested and became exercisable in three equal annual installments commencing one year after grant. The Board of Directors had the authority to grant additional options in their discretion. Vesting and exercise terms could vary with each discretionary grant. The option prices under all grants, whether formula or discretionary, could not be less than the fair market value of the Common Stock on the date of grant. The Employee Plan was replaced by the 1999 Stock Incentive Plan. No further options may be granted under the Directors Plan.

        1999 Stock Incentive Plan ("Incentive Plan").    The Incentive Plan provides for the granting of various types of incentive awards (including incentive stock options, nonqualified options, stock appreciation rights, performance units, restricted shares, stock bonuses, and other stock-based awards) for the issuance of up to an aggregate of 7,000,000 shares of Common Stock to employees and independent consultants of the Company and its subsidiaries and non-employee directors of the Company. Option terms may not exceed ten years. Option prices, set by the Compensation Committee of the Board of Directors in the case of employees and independent consultants, and the Board of Directors in the case of non-employee directors, may not be less than the fair market value at the date of grant for incentive stock options or less than par value for nonqualified stock options. At December 31, 2001, there were approximately 3.4 million shares available for issuance pursuant to future grants under the Incentive Plan.

        The Company's option plans are administered by the Compensation Committee of the Board of Directors, except the Directors Plan which is administered by the Board members who were not eligible to participate in that plan. The Company's option plans, other than the Incentive Plan, require optionees to enter into a ten-year Voting Agreement in favor of James F. Lynch and to comply with a right of first refusal granted to the Company. Under the Voting Agreement, each optionee agrees to vote all of the shares acquired upon exercise of options as directed by Mr. Lynch. Mr. Lynch is required to release shares covered by the Voting Agreement under certain circumstances. The right of first refusal requires optionees, before selling any shares underlying options, to provide the Company with written notice of the sale and the right to elect to purchase such shares, and it terminates as to shares sold into the public market.

        Executive Wealth Accumulation Plan ("Wealth Accumulation Plan"). The Wealth Accumulation Plan is administered by the Compensation Committee and permits executive employees selected by the Compensation Committee to elect voluntary salary reductions of up to 25% of base salary and 100% of incentive compensation. The Company may voluntarily match a portion of the compensation deferred by participants. Amounts deferred by participants are fully vested immediately and amounts contributed by the Company are subject to a vesting schedule beginning after five years of service with the Company until the earlier of 15 years of service with the Company or death, disability or retirement after age 65 (subject to accelerated vesting in the event of a change of control of the Company). Participants' accounts earn interest at a rate equal to the average of the composite yield on Moody's Seasoned Corporate Bond Yield Index as published by Moody's Investor's Services. Participants may also receive early distribution of their entire vested account in one lump sum payment after having participated in the plan for five years. The Company's obligations under the Wealth Accumulation Plan are unfunded and unsecured.

Option Grants and Holdings

        2001 Option Grants.    The following table summarizes the options which were granted during the year ended December 31, 2001 to the Named Executive Officers. No stock appreciation rights were granted during 2001.

OPTION GRANTS IN 2001

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(4)
			Individual Grants
			% of Total Options Granted to Employees in Fiscal Year
	Number of Shares Underlying Options Granted			Exercise Price ($/Share)	Expiration Date
Name						5% ($)	10% ($)
James F. Lynch	100,000	(1)	5.12	2.51	04-03-11	157,853	400,029
Antoon Vanparys	30,000	(2)	1.54	2.65625	01-11-11	50,115	127,001
Dale W. Saville	None		—	—	—	—	—
Dale R. Schuster	55,000	(3)	2.82	2.71875	01-02-11	94,039	238,314
James E. Stevenson	20,000 50,000	(2) (1)	1.02 2.56	2.65625 2.51	01-11-11 04-03-11	33,410 78,926	84,668 200,015
Phillip A. Clough	65,000	(2)	3.33	2.65625	01-11-11	—	—

(1)
These options were granted under the Incentive Plan. These options become exercisable in five annual installments on each of April 3, 2002, 2003, 2004, 2005 and 2006. These options are subject to earlier exercise or termination and the other terms and provisions of the applicable option agreement and the Incentive Plan.

(2)
These options were granted under the Incentive Plan. These options become exercisable in five annual installments on each of January 11, 2002, 2003, 2004, 2005 and 2006. These options are subject to earlier exercise or termination and the other terms and provisions of the applicable option agreements and the Incentive Plan. These options granted to Messrs. Clough and Vanparys have terminated or will terminate in accordance with their original terms and conditions as a result of the grantees' termination of employment in 2001 and 2002, respectively.

(3)
These options were granted under the Incentive Plan. These options become exercisable in five annual installments on each of January 2, 2002, 2003, 2004, 2005 and 2006. These options are subject to earlier exercise or termination and the other terms and provisions of the applicable option agreement and the Incentive Plan.

(4)
Potential realizable value is based on the assumption that the Common Stock price (using the average of the high and low sales prices of the Common Stock on the New York Stock Exchange as of the date of grant, which is the basis for the exercise price shown) appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, that a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date that the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value, if any, realized will be at or near the potential realizable value as calculated in this table.

        2001 Option Exercises and Holdings.    The following table summarizes information for the Named Executive Officers regarding aggregate option exercises in the year ended December 31, 2001 and the year-end value of unexercised options to purchase the Company's Common Stock. No stock appreciation rights were exercised during 2001 or were outstanding at December 31, 2001.

AGGREGATED OPTION EXERCISES IN 2001 AND
YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Shares Underlying Unexercised Options at 12-31-01 (1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12-31-01 (2) Exercisable/Unexercisable
James F. Lynch	—	—	0/100,000	$0/0
Antoon Vanparys	—	—	149,000/281,000	0/0
Dale W. Saville	—	—	20,000/80,000	0/0
Dale R. Schuster	—	—	15,000/85,000	0/0
James E. Stevenson	—	—	16,000/104,000	0/0
Phillip A. Clough	—	—	213,268/551,732	0/0

(1)
All of the options relate to shares of Common Stock. All of the options were granted under the Incentive Plan except for options for certain shares granted under the Employee Plan (Mr. Vanparys—69,000 and Mr. Clough—725,000). The number and value of "Unexercisable" stock options includes the number and the year-end value of options which have a price threshold for exercisability which is above the exercise price. The price threshold is an average closing price for the Common Stock of at least $9.00 over thirty consecutive trading days. These executives may begin exercising these options and potentially realize a portion of the value relating to these options once the price threshold is attained.

(2)
These values have been calculated by subtracting the per share option exercise price from the fair market value of the underlying Common Stock. For purposes of this table, such fair market value is deemed to be the closing price of the Common Stock on the New York Stock Exchange as of December 31, 2001, which was $2.40.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors is responsible for administering SITEL's executive compensation programs. The Compensation Committee is composed of three non-employee directors. The Compensation Committee regularly reviews the executive compensation policies and practices of the Company and establishes the salaries and bonuses of the executive officers. The Compensation Committee administers the stock option plans in which executive officers participate.

  Compensation Policies

        The Company's compensation policies are designed to attract and retain highly able and motivated individuals at all levels of the Company. In addition, the compensation policies are designed to be cost effective and to treat all employees fairly. The Company's overall approach to compensation emphasizes the following: competitive salaries, significant bonuses tied to Company, business unit and individual performance, and an opportunity to build exceptional long-term value through equity participation.

        In establishing total compensation amounts, the Compensation Committee considers a variety of measures of historical and projected Company performance. This review includes such measures as revenues, operating margin, net income, earnings per share, return on shareholders' equity, return on assets, performance against budget, and total market value. The Compensation Committee also considers the range of compensation paid by other public companies in the customer relationship management industry (including but not limited to those companies comprising the "Competitors Index" used in the Performance Graph section of this Proxy Statement) and other relevant industries. This information forms the basis for the Compensation Committee's assessment of the Company's overall performance and prospects, which underpins the Compensation Committee's establishment of total compensation ranges. The Compensation Committee also occasionally engages compensation consultants to review and make recommendations to the Compensation Committee on executive compensation programs. The Compensation Committee makes a subjective determination based upon a collective consideration of the foregoing factors and information.

        The Compensation Committee's policy is to structure compensation awards for executive officers that will be deductible without limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, where doing so will further the purposes of the Company's executive compensation programs. The Compensation Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible.

  Factors and Criteria of Executive Compensation

        Executive compensation consists primarily of (1) annual compensation and (2) long-term incentives.

  Annual Compensation

        Annual compensation consists of base salary and bonus. The Company seeks to have competitive base salaries. Any increases in an individual's base salary are determined primarily by individual performance and added responsibilities. Assessment of an individual's performance includes consideration of a person's impact on the Company's financial performance as well as their judgment, creativity, effectiveness in developing subordinates, and contributions to the improvement in the quality of the Company's services and operations.

        The 2001 bonus plan for executive officers provided for targeted bonuses equal to 100% of base salary based on achievement of predetermined earnings per share (EPS) targets and approved personal objectives, with additional bonuses uncapped in amount to be awarded if the EPS targets were exceeded. Bonuses under the plan were calculated and payable annually after the end of the fiscal year. Since the bonus plan criteria were not met, no bonuses were paid to the executive officers for 2001. Mr. Stevenson received a bonus relating to the period prior to his becoming an executive officer in April 2001.

        The 2001 bonus plan for business unit executives provided a bonus potential expressed as a percentage of the executive's base salary and based on achievement of objectives generally tied to business unit and personal performance. Bonuses under the plan were calculated and payable annually after the end of the fiscal year.

        Bonuses for 2001 were generally paid only in accordance with the bonus plans. The Compensation Committee, however, had discretion to adjust upward or downward bonus amounts computed according to any of the bonus plans. In cases of changed circumstances or extraordinary individual performance despite the 2001 bonus plan not being achieved, a judgment would be made as to the relative contributions of the executives in determining whether a bonus should nevertheless be paid.

  Long-Term Incentives

        Stock options are a form of long-term incentive used for executive officers and other employees. This incentive emphasizes the long-term focus necessary for the Company's continued success. Stock options also promote success by aligning employee financial interests with long-term shareholder value. Stock options have traditionally been granted broadly and deeply within the Company. During 2001 options for 1,953,055 shares were granted to 358 employees worldwide. As of December 31, 2001, more than 1,200 SITEL employees worldwide owned common stock or options to acquire common stock.

        Under an option program in effect since May 1999, one-time option awards are generally granted on a semi-annual basis to employees hired or promoted to the five highest levels of job responsibilities within the Company during the year and performance option awards are generally granted annually following year-end, on a discretionary basis, to the top-performing employees at these levels.

  Chief Executive Officer Compensation

        James F. Lynch has served as Chief Executive Officer since April 1, 2001. Mr. Lynch's 2001 compensation consisted principally of his base salary of $500,000 and an award of options for 100,000 shares when he became Chief Executive Officer. Mr. Lynch's bonus potential for 2001 was tied to the Company's achievement of predetermined EPS targets; because these EPS targets were not met, Mr. Lynch did not receive a bonus for 2001.

        Philip A. Clough served as Chief Executive Officer until his resignation effective April 1, 2001. Mr. Clough's 2001 compensation while an executive officer consisted principally of his base salary of $500,000 and an option award. Mr. Clough would not have been eligible for a bonus because of his resignation, but in any event his bonus potential for 2001 was tied to the Company's achievement of predetermined EPS targets which were not met.

                      SUBMITTED BY THE
                      COMPENSATION COMMITTEE
                      OF THE BOARD OF DIRECTORS
                      OF SITEL CORPORATION

                      Rohit M. Desai
                      Mathias J. DeVito
                      George J. Kubat

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities. The Board of Directors adopted a written charter for the Audit Committee on May 5, 2000. The Audit Committee is composed of four non-employee directors. The Board of Directors has determined that none of the members of the Audit Committee has a relationship with the Company that may interfere with his independence from the Company and its management.

        As described in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

  •
  the Audit Committee monitors the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's outside auditors about draft financial statements and key accounting and reporting matters;

  •
  the Audit Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including monitoring their performance and recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

  •
  the Audit Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of the Company's internal auditing program.

        The Audit Committee has implemented procedures to assure that it performs each of its responsibilities under the charter. During the fiscal year ended December 31, 2001, and thereafter through the completion of the audit of the Company's financial statements for such fiscal year, those procedures included regular meetings with management of the Company and with appropriate representatives of the Company's independent auditors.

        The Audit Committee reviewed and discussed both with management of the Company and with KPMG LLP, the Company's independent auditors, the Company's audited financial statements for the fiscal year ended December 31, 2001.

        The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

        The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG LLP its independence.

        Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this proxy statement, the Audit Committee recommended to the Board that the audited financial statements of the Company for the fiscal year ended December 31, 2001, be included in the Company's Annual Report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

                      SUBMITTED BY THE
                      AUDIT COMMITTEE
                      OF THE BOARD OF DIRECTORS
                      OF SITEL CORPORATION

                      George J. Kubat
                      Kelvin C. Berens
                      Rohit M. Desai
                      Mathias J. DeVito

Performance Graph

        The following line graph compares the yearly percentage changes in the cumulative stockholder return on the Common Stock for the period since December 31, 1996 with the cumulative total return of a "Competitors Index" (computed by the Company) and with the Standard and Poors 500 Index through the year ended December 31, 2001. The comparison assumes $100 was invested on December 31, 1996 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

        Four customer relationship management companies with market capitalizations similar to the Company's were used to compute the "Competitors Index". Their period end stock prices and respective market capitalization values were used to appropriately weight their stock prices. The companies included in the "Competitors Index" are APAC Customer Services, Inc., West Corporation, Sykes Enterprises, Incorporated, and TeleTech Holdings, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, are required to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. Copies of such reports must also be furnished to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2001 its officers and directors and greater than 10% beneficial owners complied with such filing requirements, except as follows: Kelvin C. Berens and the Kelvin C. Berens Trust each filed a report as to one transaction after the due date; and Dale R. Schuster filed his initial report after its due date.

ITEM 2: RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2002. The same firm conducted the examination for fiscal year 2001.

Fiscal 2001 Audit Firm Fee Summary

  The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001 and fees billed for other services rendered by KPMG LLP in 2001.

Audit fees, excluding audit related fees		$649,000

Financial information systems design and implementation fees(1)		$0

All other fees:
Audit related fees(2)	132,000
Other non-audit fees(3)	303,000	$435,000

  (1)
  Financial information systems design and implementation services relate to consulting for enterprise-wide financial information systems. KPMG LLP was not paid any fees for systems design and implementation in 2001.

  (2)
  Audit related fees relate primarily to employee benefit plan audits and statutory audits for foreign subsidiaries.

  (3)
  Other non-audit fees relate to tax compliance services.

  The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

        The stockholders are asked to approve the Board's appointment of KPMG LLP for the fiscal year ending December 31, 2002. A representative of KPMG LLP is expected to be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        The Board recommends a vote FOR the proposal ratifying the appointment of KPMG LLP.

2003 STOCKHOLDER PROPOSALS

        The date by which stockholder proposals must be received by the Company for inclusion in the proxy materials relating to the 2003 Annual Meeting of Stockholders is November 29, 2002.

        The Company's bylaws set forth certain procedures which a stockholder must follow in order to nominate a director or present any other business at an annual stockholders meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company not less than 120 days prior to one year after the date of the previous year's annual meeting. Any stockholder may obtain a copy of this provision of the bylaws upon request to the Secretary of the Company.

OTHER MATTERS

        Neither the Board of Directors nor management intends to bring any matter for action at the meeting other than those matters described above. If other matters or proposals should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter or proposal in accordance with their best judgment.

PROXY

PLEASE VOTE AND SIGN BELOW
THIS PROXY IS SOLICITED BY YOUR BOARD OF DIRECTORS
FOR THE MAY 3, 2002 ANNUAL STOCKHOLDERS MEETING

The undersigned hereby appoints James F. Lynch and George J. Kubat, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as directed and permitted herein, at the annual meeting of stockholders of the Company to be held at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, on May 3, 2002 at 9:30 a.m. Central Daylight Savings Time, and at any postponements or adjournments thereof, upon the matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION BELOW. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. IF YOU ARE FOR ITEMS 1 AND 2 YOU NEED ONLY SIGN AND DATE THIS PROXY BELOW AND RETURN IT IN THE ENVELOPE PROVIDED.

Nominees for the Election of Directors are:

01) Bill L. Fairfield
02) Rohit M. Desai

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

^ FOLD AND DETACH HERE ^

☒	Please mark your votes as in this example.

		FOR	WITHHOLD			FOR	AGAINST	ABSTAIN
1.	Election of Directors: (see reverse)	☐	☐	2.	Ratify appointment of KPMG LLP as independent accountants for 2002	☐	☐	☐
For, except vote withheld from the following nominee(s):

				The Board of Directors recommends a vote "FOR" items 1 and 2.

Signature(s)	Date

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^ FOLD AND DETACH HERE ^

Dear Stockholder:

SITEL Corporation encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.
To vote over the telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683).

2.
To vote over the Internet: Log onto the Internet and go to the web site [http://www/eproxyvote.com/sww].

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need to mail back your proxy card.

        Your vote is important. Thank you for voting.

QuickLinks

PROXY STATEMENT Annual Meeting of Stockholders to be held May 3, 2002
PROXIES
VOTING AT THE MEETING
COMMON STOCK OWNED BY CERTAIN BENEFICIAL OWNERS AND BY EXECUTIVE OFFICERS AND DIRECTORS
ITEM 1: BOARD OF DIRECTORS AND ELECTION
DIRECTORS MEETINGS AND COMPENSATION
OPTION GRANTS IN 2001
AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
ITEM 2: RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
2003 STOCKHOLDER PROPOSALS
OTHER MATTERS